Exhibit 14(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Comparison of the Funds — Financial Highlights”, “Independent Auditors”, “Agreement — Representations and Warranties of Mercury Funds” and “Agreement - Conditions of International Equity Fund” and to the use of our report dated August 13, 2003 for Merrill Lynch International Value Fund in the Registration Statement (Form N-14 Investment Company Act File No. 811-4182) and Prospectus of Merrill Lynch International Value Fund and related Preliminary Proxy Statement of Merrill Lynch International Equity Fund, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey May 18, 2004